Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

RELIANCE STEEL & ALUMINUM CO. ANNOUNCES NEW DIRECTORS

LOS ANGELES—October 5, 2016—Reliance Steel & Aluminum Co. (NYSE: RS) announced today that it has increased the size of its Board of Directors from nine to 11 members and appointed Karen W. Colonias, 59, and Douglas W. Stotlar, 56, to serve as independent directors.  Each of Ms. Colonias’ and Mr. Stotlar’s term took effect on October 4, 2016 and will expire at Reliance’s 2017 Annual Meeting of Stockholders.  Each of Ms. Colonias and Mr. Stotlar was also appointed to the Audit Committee and the Compensation Committee of Reliance’s Board of Directors.

Mark Kaminski, Chairman of the Board of Reliance, commented, “We are very pleased to welcome Karen and Doug to Reliance’s Board of Directors.  Karen and Doug have extensive board and management experience that complements Reliance’s existing Board membership.  We are confident that Karen and Doug will provide valuable perspectives and insights which will enhance continued execution of our successful growth and operational strategies.”

Ms. Colonias is currently the President and Chief Executive Officer of Simpson Manufacturing Co., Inc. (NYSE:SSD) (“Simpson”).  Ms. Colonias is also a Director of Simpson, having served on the Board of Directors since 2013.   Ms. Colonias was named President and Chief Executive Officer of Simpson in 2012 after serving as Simpson’s Chief Financial Officer since 2009.   Ms. Colonias joined Simpson Strong-Tie Company Inc., a subsidiary of Simpson, in 1984 as an engineer and subsequently held various management and executive positions, including Vice President.   A licensed professional civil engineer, Ms. Colonias received a Bachelor of Science degree in Civil Engineering from California State University, Sacramento and a Master of Business Administration degree from California State University, East Bay.

350 South Grand Avenue, Suite 5100  |  Los Angeles CA 90071  |  Phone: 213-687-7700  |  Fax: 213-687-8792  |  www.rsac.com

Mr. Stotlar is currently a Director of the Detroit Branch of the Federal Reserve Bank of Chicago.  Mr. Stotlar was President and Chief Executive Officer of Con-way Inc. from 2005 until its acquisition by XPO Corporation in 2015.  Mr. Stotlar joined Con-way in 1985 as a freight operations supervisor for Con-Way Central Express and served in numerous management and executive capacities before becoming President and Chief Executive Officer in 2005.  Mr. Stotlar has served on the Board of Directors of AECOM Technology Corporation since 2014.  Mr. Stotlar served on the Board of Directors of URS Corporation from 2007 until its acquisition by AECOM Technology Corporation in 2014.  Mr. Stotlar received a Bachelor of Science degree from The Ohio State University.

About Reliance Steel & Aluminum Co.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 300 locations in 40 states and twelve countries outside of the United States, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing. In 2015, Reliance’s average order size was $1,660, approximately 47% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com.

CONTACT:

Brenda Miyamoto

Investor Relations

(213) 576-2428

investor@rsac.com

or Addo Communications

(310) 829-5400